Exhibit 99.1

Greatbatch, Inc. Appoints Dr. Helena S. Wisniewski to its Board of Directors

CLARENCE, N.Y.--(BUSINESS WIRE)--Greatbatch, Inc. (the “Company”) (NYSE: GB) announced that Dr. Helena S. Wisniewski has joined its Board of Directors. She also will serve on the Board’s Corporate Governance and Science & Technology Committees.

“I would like to welcome Dr. Wisniewski to our Board of Directors,” said Thomas J. Hook, President & Chief Executive Officer of Greatbatch, Inc. “She is a technology entrepreneur, and has a distinguished career. Dr. Wisniewski has received awards for her significant impact on science and technology and in appreciation for outstanding leadership and dedicated service. She brings a wealth of knowledge and experience that will further strengthen the overall depth of our Board and assist Greatbatch in furthering its developing technologies.”

Dr. Wisniewski is Vice President, Research and Enterprise Development at the Stevens Institute of Technology, a position she has held since 2004. Prior to joining the Stevens Institute, Dr. Wisniewski was Chief Executive Officer and Chairman of Aurora Boimetrics, a company she founded. Prior to that, Dr. Wisniewski was a senior executive at Lockheed Corporation and a Vice President of Titan Corporation. She also created and directed the first mathematics program at the Defense Advanced Research Projects Agency and held a key position at the CIA.

Dr. Wisniewski is Chairman of Attila Technologies, LLC, a company that provides continuous broadband on demand communication devices despite congested airways. She recently was appointed by the Secretary of the Navy to the Naval Research Advisory Committee. Dr. Wisniewski has received awards for her significant contributions to science, technology and leadership, and has patents pending in areas including biometrics, a field in which she has played key roles in development and commercialization since 1987.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical products used in medical devices for the cardiac rhythm management, neurostimulation, vascular, orthopedic and interventional radiology markets. Additionally, Electrochem Commercial Power, Inc., a subsidiary of Greatbatch, is a world leader in the design and manufacture of electrochemical cells, primary and rechargeable battery packs and wireless sensors for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography, external medical and seismic surveying. Additional information about the Company is available at www.greatbatch.com.

CONTACT:
Greatbatch, Inc.
Anthony W. Borowicz, 716-759-5809
Treasurer and Director, Investor Relations
tborowicz@greatbatch.com